                                                                      Exhibit 23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CMI Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-66274) of CMI Corporation of our report dated February 22, 1999, relating to the consolidated balance sheets of CMI Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in common stock and other capital, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of CMI Corporation.



                                             KPMG LLP

Oklahoma City, Oklahoma
March 19, 1999



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